UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2020 (April 10, 2020)

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Chesterbrook Boulevard, Suite 300,

Berwyn, Pennsylvania 19312

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on which registered
Ordinary Shares, par value $0.01 per share	TSE	New York Stock Exchange

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers

Retirement Announcement from Mr. Zide and Mr. Pappas

On April 15, 2020, two directors of Trinseo S.A. (the “Company”), Stephen M. Zide and Christopher D. Pappas, notified the Company of their decisions to retire from the Company’s Board of Directors (the “Board”) and not serve past the Company’s 2021 annual general meeting of shareholders. Mr. Zide and Mr. Pappas have been nominated for election to the Board at the Company’s upcoming 2020 annual general meeting of shareholders and if reelected will continue to serve as the Company’s directors. The decision by Mr. Zide and Mr. Pappas to retire as directors of the Company was not the result of any disagreement with the Company on any matter relating to the operations, internal controls, policies or practices of the Company.

Mr. Zide has served on the Board since 2010, leading the Company through its initial public offering in 2014. Mr. Pappas served as the Company’s President and Chief Executive Officer since 2010 until his retirement in 2019, and has been a member of the Board since 2010. As the Board’s longest-tenured members, Mr. Zide and Mr. Pappas have been important contributors to the successful transition of Frank Bozich into the role of Chief Executive Officer of the Company, and to the initial onboarding of the Board’s two newest directors. Anticipating that the current volatile market environment will stabilize, and the orientation of new directors will be complete before the 2021 annual general meeting, Mr. Zide and Mr. Pappas believed it was appropriate to announce their decisions to retire from the Board and not serve past the Company’s 2021 annual general meeting. In light of Mr. Zide’s and Mr. Pappas’ decisions, the Board has begun a new search for director candidates.

The Company and the Board are grateful to Mr. Zide and Mr. Pappas for their years of dedication and service to the Company.

Termination of Executive Officer

On April 15, 2020, the Company announced that Timothy Stedman, Senior Vice President, Corporate Development, has been named Special Advisor effective May 1, 2020 in connection with a reorganization of the Company’s management team, and will leave the Company on October 31, 2020. A copy of the Company’s press release announcing the management reorganization is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The Company thanks Mr. Stedman for his contributions to the business.

(e) Compensatory Arrangements of Certain Officers

In connection with his termination, Mr. Stedman entered into a separation agreement with the Company’s subsidiary, Trinseo Europe GmbH, on April 10, 2020, pursuant to which he will receive a severance amount equal to 1.5 multiplied by the sum of his base salary and target cash bonus, paid in equal monthly installments for a period of eighteen (18) months after Mr. Stedman’s final date of employment.

Mr. Stedman will also receive continued health and welfare benefits as provided in his employment contract or required by local law. The foregoing summary of the agreement with Mr. Stedman is supplemented and qualified in all respects by reference to the full terms of the agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Separation Agreement between Timothy Stedman and Trinseo Europe GmbH, dated April 10, 2020
99.1	Press Release dated April 15, 2020
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO S.A.

	By:	/s/ Angelo N. Chaclas
	Name:	Angelo N. Chaclas
	Title:	Senior Vice President, Chief Legal Officer, Chief Compliance Officer & Corporate Secretary

Date: April 15, 2020